Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of ChinaNet Online Holdings, Inc. (the “Company”) on Form S-3, Amendment #4, file number 333-228061 of our report dated April 15, 2019, with respect to our audit of the consolidated financial statements of ChinaNet Online Holdings, Inc. as of December 31, 2018 and for the year ended December 31, 2018 appearing in the Annual Report on Form 10-K of ChinaNet Online Holdings, Inc. for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement. We were dismissed as auditor on September 25, 2019 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Registration Statement for the periods after the date of our dismissal.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk LLP

New York, NY

July 10, 2020